Exhibit 10.12-2

LEASE

This LEASE (this “Lease”), is made and entered into effective as of the 1st day of August, 2013 (the “Effective Date”), by and between KENNESAW WALL I, LLC, a Delaware limited liability company (“Landlord”), and IMMUCOR, INC., a Georgia corporation (“Tenant”).

I.              GENERAL.

1.1   Consideration. Landlord enters into this Lease in consideration of the payment by Tenant of the rents herein reserved and the keeping, observance and performance by Tenant of the covenants and agreements herein contained.

1.2   Exhibits and Addenda to Lease. The Exhibits and Addenda listed below shall be attached to this Lease and be deemed incorporated in this Lease by this reference. In the event of any inconsistency between such Exhibits and Addenda and the terms and provisions of this Lease, the terms and provisions of the Exhibits and Addenda shall control. The Exhibits and Addenda to this Lease are:

Exhibit A – Depiction of the Premises

Exhibit B – Description of the Land

Exhibit C – Schedule of Rent

Exhibit D – Rules and Regulations

Exhibit E – Special Stipulations

Exhibit F – Tenant’s Ledger

Exhibit G – Tenant Improvement Work Letter

II.            DEMISE OF PREMISES.

2.1     Demise. Subject to the provisions, covenants and agreements herein contained, Landlord hereby leases and demises to Tenant, and Tenant hereby leases from Landlord, the Premises as hereinafter defined, together with a non-exclusive right to use the Parking Area, as hereinafter defined, for the Term (as hereinafter defined) of this Lease, subject to existing covenants, restrictions, easements and encumbrances affecting the same.

2.2     Premises and Building Address. The "Premises" shall mean the space to be occupied by Tenant within Landlord’s Building, which is located on the Land, as the terms “Building” and “Land” are hereinafter defined. The address of the Building is 3130 Gateway Drive, Norcross, Georgia (“3130 Building”), 3150 Gateway Drive, Norcross, Georgia (“3150 Building”), and 7000 Peachtree Industrial Boulevard, Norcross, Georgia (“7000 Building”).The Premises is more particularly described and shown on Exhibit A attached hereto.

2.3     Square Footage of Premises. The Premises contains approximately 67,997 rentable square feet (“rsf”) in the aggregate within the Building as follows:

3130 Building          37,931 rsf

3150 Building          15,759 rsf

7000 Building          14,307 rsf

2.4     Building and Square Footage. "Building" shall mean collectively the 3130 Building, the 3150 Building, and the 7000 Building constructed on the Land, as depicted on Exhibit “A”, in the development commonly known and referred to as Colony Center. The Building contains approximately 67,997 rentable square feet in the aggregate.

2.5     Improvements. "Improvements" shall mean the Building, the Parking Area (as hereinafter defined), and all other improvements on the Land, including landscaping thereon.

2.6     Land.     “Land” shall mean that certain tract or parcel of land in the City of Norcross, County of Gwinnett, and State of Georgia, more specifically described on Exhibit “B” attached hereto.

2.7     Property. "Property" shall mean the Land, the Building and the Improvements and any fixtures and personal property used in operation and maintenance of the Land, Building and Improvements, other than fixtures and personal property of Tenant and other users of space in the Building.

2.8     Common Facilities. "Common Facilities" shall mean all of the Property except the Premises and other space in the Building leased or held for lease to other tenants. Common Facilities shall include the Parking Area and any walks or driveways designated for common use by Tenant and other users of space in the Building. Common Facilities associated with the Property shall not be reduced without Tenant’s written consent, not to be unreasonably withheld, if such reduction would materially impair Tenant’s use of the Premises.

2.9     Parking Area. "Parking Area" shall mean that portion that of the Property which is for the parking of motor vehicles. The Parking Area is to be shared by Tenant in common with other users of space in the Building.

2.10     Park. The Property is located in and is part of the development commonly known as Colony Center containing approximately 218,766 rentable square feet.

2.11     Use of Common Facilities. Tenant is hereby granted the non-exclusive right to use, in common with other users of space in the Building, so much of the Common Facilities as are needed for the use of the Premises.

2.12     Covenant of Quiet Enjoyment. If Tenant promptly and punctually complies with each of its obligations hereunder, it shall peacefully have and enjoy the possession of the Premises during the Term hereof, provided that no action of Landlord or other tenants working in other space in the Building, or in repairing or restoring the Premises, shall be deemed a breach of this covenant, or give to Tenant any right to modify this Lease either as to term, rent payable, or other obligations to be performed.

2.13 Condition of Premises. Except as may be set forth on Exhibit G attached hereto and made a part hereof, Tenant agrees to accept the Premises in its “AS-IS” condition without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements thereto, and Tenant waives any warranty of condition or habitability, suitability for occupancy, use of habitation, fitness for a particular purpose, or of merchantability, express or implied, relating to the Premises.

III.           TERM OF LEASE.

3.1     Lease Term. Subject to the terms and conditions of this Section 3, Tenant shall have and hold the Premises for a term ("Term") commencing on the Effective Date ("Commencement Date"), and continuing regularly and monthly thereafter until the Expiration Date. The Lease shall expire (unless sooner terminated or extended as herein provided) at midnight on December 31, 2024 ("Expiration Date").

3.2     Delivery of Possession. Landlord will deliver possession of the Premises to Tenant on the Commencement Date. If Landlord, for any reason whatsoever, cannot deliver possession of the Premises to Tenant on the Commencement Date, then this Lease shall not be void or voidable, no obligation of Tenant shall be affected thereby, and neither Landlord nor Landlord's agents shall be liable to Tenant for any loss or damage resulting from the delay in delivery of possession; provided, however, that in such event, the Commencement Date and Expiration Date of this Lease, and all other dates that may be affected by their change, shall be revised to conform to the date of Landlord's delivery of possession to Tenant. The above, however, is subject to the provision that delays in the delivery of possession of the Premises for causes beyond Landlord's control, including, without limitation, those encompassed in the meaning of the term "force majeure", or delays caused by Tenant (the "Delays") shall be excluded in calculating such period. Unless expressly otherwise provided herein, Rent (as hereinafter defined) shall commence on the earlier of: (i) the Commencement Date; or (ii) occupancy of the Premises by Tenant. Unless the context otherwise so requires, the term "Rent" as used herein includes both Base Rent and Additional Rent as set forth in Section 4.

3.3     Adjustment of Expiration Date. If the Expiration Date, as determined herein, does not occur on the last day of a calendar month, then Landlord, at its option, may extend the Term by the number of days necessary to cause the Expiration Date to occur on the last day of the last calendar month of the Term. Tenant shall pay Base Rent and Additional Rent for such additional days at the same rate payable for the portion of the last calendar month immediately preceding such extension. The Commencement Date, Term (including any extension by Landlord pursuant to this Section 3) and Expiration Date may be set forth in a commencement letter prepared by Landlord and executed by Tenant.

IV.          RENT AND OTHER AMOUNTS PAYABLE.

4.1     Base Rent. Except as otherwise expressly provided herein, Tenant covenants and agrees to pay to Landlord, without prior demand and without offset, deduction or abatement, base rent for the Term based on an annual Base rental rate of $6.50 per rentable square foot ($36,831.71 per month) ("Base Rent"). Monthly Base Rent shall be due in the amounts set forth in Exhibit C. The first month’s installment of Monthly Base Rent shall be due and payable to Landlord upon the date of execution hereof.

4.2     Monthly Rent. Base Rent shall be payable monthly in advance, according to the schedule as set forth in Exhibit C, commencing on the first day of the first month of the Term and continuing on the same day of each month thereafter for the balance of the Term, unless the Commencement Date of the Term is other than the first day of a calendar month, in which event Base Rent shall be payable on the Commencement Date for the remaining number of days in that month prorated for such partial month, and thereafter as provided above.

4.3     Place of Payments. Base Rent and all other sums payable by Tenant to Landlord under this Lease shall be paid to Landlord at the place for payments specified for notices in Section 13.8, or such other place as Landlord may, from time to time, designate in writing. In addition to such remedies as may be provided under the default provisions of this Lease, Landlord shall be entitled to collect a late charge of one percent (1%) of the amount of each monthly payment not received within ten (10) business days of the date when due, and a charge of the lower of the maximum lawful returned check fee or five percent (5%) of the amount of any check given by Tenant and not paid when first presented by Landlord.

4.4     Lease a Net Lease and Rent Absolute. It is the intent of the parties that the Base Rent provided in this Lease shall be a net payment to Landlord; that the Lease shall continue for the full Term notwithstanding any occurrence preventing or restricting use and occupancy of the Premises, including any damage or destruction affecting the Premises, and any action by governmental authority relating to or affecting the Premises, except as otherwise specifically provided in this Lease; that the Base Rent shall be absolutely payable without offset, reduction or abatement for any cause except as otherwise specifically provided in this Lease; that Landlord shall not bear any costs or expenses relating to the Premises or provide any services or do any act in connection with the Premises except as otherwise specifically provided in this Lease; and that Tenant shall pay, in addition to Base Rent, Additional Rent to cover costs and expenses relating to the Premises, the Common Facilities, and the Property.

4.5     Additional Rent. Tenant covenants and agrees to pay, as additional rent, Tenant’s Proportionate Share (as hereinafter defined), adjusted to reflect an occupancy rate in the Building of one hundred percent (100%), of the following costs and expenses: (i) all costs and expenses incurred by Landlord relating to the Premises; (ii) all costs and expenses relating to the Common Facilities; and (iii) if applicable, certain costs and expenses relating to the Property and the Park, all as hereinafter provided and to pay all other amounts payable by Tenant under the terms of this Lease ("Additional Rent"), including, without limitation, (a) Taxes and Assessments (as defined in Article V below); (b) insurance costs (as provided in Article VI below); (c) operating expenses (as provided in Section 7.2 below); (e) maintenance and repair expenses (as provided in Section 7.3 below); and, (f) other costs and expenses relating to the Premises, the Common Facilities, the Property, and, if applicable, the Park during or attributable to the Term, all as hereinafter provided in this Lease.

Landlord shall notify Tenant in writing, giving calculations of the amount of Additional Rent, which Additional Rent shall be payable at the same time as, and in addition to, the Base Rent, but the minimum Base Rent may never be less than that stated in this Section 4. Tenant shall further pay as Additional Rent any sales or use tax imposed on rents collected by Landlord or any tax on rents in lieu of ad valorem taxes on the Building, even though laws imposing such taxes may attempt to require Landlord to pay the same. If any such sales or use tax shall be imposed upon Landlord, and Landlord shall be prohibited by applicable law from collecting the amount of such tax from Tenant as Additional Rent, then Landlord, upon sixty (60) days prior written notice to Tenant, may terminate this Lease, unless Tenant legally can and does in fact reimburse Landlord for such tax.

4.6     Tenant's Proportionate Share. "Tenant's Proportionate Share" shall mean the percentage derived by dividing the rentable square footage of the Premises (67,997 rsf) by the rentable square footage within the Building (67,997 rsf), and with respect to the Park, if applicable, by the rentable square footage within the Park (218,766 rsf). As of the date hereof, Tenant's Proportionate Share is 100% of the Building and 31.082% of the Park, as applicable. Tenant’s Proportionate Share shall be adjusted for the expansion of the rentable square footage of the Premises resulting solely from a re-measurement of the Premises subsequent to the date of this Lease, but shall not be increased unless Tenant leases additional expansion space during the Term.

4.7     Monthly Deposits for Costs and Expenses Payable as Additional Rent. Tenant covenants and agrees to pay to Landlord, monthly in advance, without notice, on each day that payment of Base Rent is due, amounts as hereinafter specified (the "Monthly Deposits") for: (i) payment of Taxes and Assessments (as hereinafter defined); (ii) insurance premiums payable with respect to the Property ("Insurance Premiums"); and (iii) utility charges, operating expenses and maintenance and repair expenses (as specified in Article VII below), and other costs and expenses relating to the Common Facilities and the Park (other than the Premises) ((i), (ii) and (iii) collectively, the "Expenses"), and, if the Monthly Deposits are insufficient to pay the Expenses, to pay to Landlord, within ten (10) days after demand by Landlord, amounts necessary to provide Landlord with funds to pay the same. The Monthly Deposits shall each be equal to Tenant’s Proportionate Share of 1/12 of the amount, as reasonably estimated by Landlord, of the annual Expenses. Beginning on the first day of the first month of the Term, Tenant agrees to pay an initial estimated Monthly Deposit of approximately $0.22 per rentable square foot per month ($1.73/rsf attributable to operating expenses; $0.86/rsf attributable to Taxes and Assessments; and $0.06/rsf attributable to Insurance Premiums or approximately $2.65/rsf on an annualized basis) ($15,016.00 per month). After the end of each calendar year and after receipt by Landlord of all necessary information and computations, Landlord shall promptly furnish Tenant with a statement of the Expenses for the year, and an adjustment shall be made between Landlord and Tenant with payment to or repayment by Landlord, as the case may require to the end that Landlord shall receive the entire amount actually owed by Tenant for Expenses for such year. Any payment adjustment owed by Tenant will be due forthwith. To the extent the Monthly Deposits exceed the Expenses, the excess amount shall, at Landlord's option, except as may be otherwise provided by law, either be paid to Tenant or credited against future Monthly Deposits or against Base Rent, or other amounts payable by Tenant under this Lease. The amount of Expenses payable by Tenant for the years in which the Term commences and expires shall be subject to the provisions hereinafter contained in this Lease for proration of such amounts in such years. Prior to the dates on which payment becomes delinquent for Expenses, Landlord shall make payment of such amounts to the extent of funds from Monthly Deposits available therefor and, upon request by Tenant, shall furnish Tenant with a copy of any receipt for such payments. Except for Landlord's obligation to make payments out of funds available from Monthly Deposits, the making of Monthly Deposits by Tenant shall not limit or alter Tenant's obligation to pay any part of the Expenses, as elsewhere provided in this Lease.

4.8     Park Expenses. In addition to all other amounts payable by Tenant pursuant to the terms of this Lease, Tenant shall pay, as Additional Rent payable pursuant to the provisions hereinabove for Monthly Deposits, Tenant's Proportionate Share of the Park Expenses which are deemed allocated to the Property. "Park Expenses" shall mean all items listed in paragraph 4.5 hereof as Additional Rent which relate to the Park and which are not separately attributable to the Property or any other portion of the Park.

4.9     Proration at Commencement and Expiration of Term. Expenses shall be prorated between Landlord and Tenant for the year in which the Term commences and for the year in which the Term expires as of, respectively, the date of commencement of the Term and the date of expiration of the Term, except as hereinafter provided. Tenant shall be liable without proration for the full amount of any Taxes and Assessments relating to improvements, fixtures, equipment or personal property installed by or on behalf of Tenant which are levied, assessed, or attributable to the Term. Proration of Expenses shall be made on the basis of the actual Expenses, billed during the calendar years of the Term. The Tenant's Proportionate Share of Expenses for the years in which the Term commences and expires shall be paid and deposited with the Landlord through Monthly Deposits as hereinabove provided, but, in the event actual Expenses for either year are greater or less than as estimated for purposes of Monthly Deposits, appropriate adjustment and payment shall be made between the parties, at the time the actual amounts are known, as may be necessary to accomplish payment or proration, as herein provided.

4.10     Audit. Tenant shall have the right no more than once annually upon request to perform or have performed an audit to confirm Landlord’s calculation of Rent and Additional Rent, and each element thereof, as well as any other charge under the Lease, such audit to be performed at reasonable times and places upon reasonable notice. If Tenant’s calculation following the audit differs from Landlord’s the parties agree to discuss in good faith an appropriate resolution. If the parties are unable to reach resolution, Tenant may at its expense request review by an independent, nationally recognized accounting firm. If the independent firm substantially confirms Tenant’s calculation, Landlord shall make an appropriate adjustment to Rent, Additional Rent, or other charge, and reimburse Tenant for its reasonable expenses incurred in engaging such firm not to exceed $2,500.

4.11     General Provisions as to Monthly Deposits. Landlord shall be free to commingle the Monthly Deposits with Landlord's own funds and Landlord shall not be obligated to pay interest to Tenant on account of the Monthly Deposits. In the event of a transfer by Landlord of Landlord's interest in the Premises, Landlord may deliver the Monthly Deposits to the transferee of Landlord's interest and Landlord shall thereupon be discharged from any further liability to Tenant with respect to such Monthly Deposits. In the event of a transfer by Tenant of Tenant's interest in the Premises (Tenant's right to do being limited by Section 8.17), Landlord shall be entitled to deliver the Monthly Deposits to Tenant's successor in interest and Landlord shall thereafter have no liability with respect to the Monthly Deposits.

V.             TAXES AND ASSESSMENTS.

5.1     Covenant to Pay Taxes and Assessments. Tenant covenants and agrees to pay, as Additional Rent, Tenant's Proportionate Share of Taxes and Assessments, which are billed during any calendar year falling partly or wholly within the Term, payable pursuant to the provisions hereinabove for Monthly Deposits. "Taxes and Assessments" shall mean all taxes, assessments or other impositions, general or special, ordinary or extraordinary, of every kind or nature, which may be levied, assessed or imposed upon or with respect to the Property or any part thereof.

5.2     Special Assessments. In the event any Taxes or Assessments are payable in installments over a period of years, Tenant shall be responsible only for installments billed during the calendar years within the Term, with proration, as above provided, of any installment payable prior to or after expiration of the Term.

5.3     New or Additional Taxes. Tenant's obligation to pay Tenant's Proportionate Share of Taxes and Assessments shall include any Taxes and Assessments of a nature not presently in effect but which may hereafter be levied, assessed or imposed upon Landlord or upon the Property if such tax shall be based upon or arise out of the ownership, use or operation of, or the rents received from, the Property, other than income taxes of Landlord.

5.4     Right to Contest Taxes. To the extent permitted by law, Landlord or Tenant with Landlord’s consultation and approval not to be unreasonably withheld shall have the right to contest any Taxes or Assessments. Landlord shall pay to or credit Tenant with Tenant's Proportionate Share of any abatement, reduction or recovery of any Taxes and Assessments attributable to the Term, less Tenant's Proportionate Share of all costs and expenses incurred by Landlord, including attorneys' fees, in connection with such abatement, reduction or recovery.

5.5     Tax Abatement Credits. Landlord shall use commercially reasonable, good faith efforts to make application from time to time for any state or local tax abatement credits for which the Property may qualify. To the extent permitted by law, Tenant in its discretion may also make such application with Landlord’s consultation and approval not to be unreasonably withheld. Landlord shall credit Tenant with Tenant's Proportionate Share of any reduction of any Taxes and Assessments attributable to the Term resulting from such tax abatement credits as and when applied, less Tenant's Proportionate Share of all costs and expenses incurred by Landlord, including attorneys' fees, in connection with such tax abatement credit.

VI.           INSURANCE. Tenant shall comply with all applicable laws, ordinances and regulations affecting the Premises, now existing or hereafter adopted.

6.1     Casualty Insurance. Landlord covenants and agrees to obtain and keep in full force and effect during the Term, Casualty Insurance as hereinafter defined. "Casualty Insurance" shall mean fire and extended coverage insurance with respect to the Property, in an amount equal to the full replacement cost thereof, with coinsurance clauses of no less than eighty percent (80%), and with coverage, at Landlord's option, by endorsement or otherwise, for all risks, vandalism and malicious mischief, sprinkler leakage, boilers, and rental loss and with a deductible in an amount for each occurrence as Landlord, in its sole discretion, may determine from time to time. Casualty Insurance obtained by Landlord need not name Tenant as an insured party but may, at Landlord's option, name any mortgagee or holder of a deed of trust as an insured party as its interest may appear. Tenant covenants and agrees to pay its Proportionate Share of the cost of Casualty Insurance obtained by Landlord as Additional Rent, payable pursuant to the provisions hereinabove for Monthly Deposits.

6.2     Liability Insurance. Throughout the Term, Tenant, at its sole cost and expense, shall keep or cause to be kept for the mutual benefit of Landlord, Landlord's managing agent, Jackson Corporate Real Estate, LLC, and Tenant, Commercial General Liability Insurance (1986 ISO Form or its equivalent) with a combined single limit, each occurrence of at least One Million Dollars ($1,000,000) and general aggregate-per location of at least Two Million Dollars ($2,000,000), which policy shall insure against liability of Tenant, arising out of and in connection with Tenant's use of the Premises, and which shall insure the indemnity provisions contained herein. Landlord may require the limits to be increased if in its reasonable judgment (or that of its mortgagee) the coverage is insufficient. Tenant shall also carry the equivalent of ISO Special Form Property Insurance on its personal property and fixtures located in the Premises and any improvements made by Tenant for their full replacement value and with coinsurance waived, and Tenant shall neither have, nor make, any claim against Landlord for any loss or damage to the same, regardless of the cause thereof.

Prior to taking possession of the Premises, and upon request thereafter, but no more than annually or in connection with the potential sale of the Property, Tenant shall deliver to Landlord certificates or other evidence of insurance satisfactory to Landlord. All such policies shall be non-assessable and shall contain language to the extent obtainable that: (i) any loss shall be payable notwithstanding any act or negligence of Landlord or Tenant that might otherwise result in forfeiture of the insurance, (ii) that the policies are primary and non-contributing with any insurance that Landlord may carry, and (iii) that the policies cannot be canceled, non-renewed, or coverage reduced except after thirty (30) days' prior written notice to Landlord. If Tenant fails to provide Landlord with such certificates or other evidence of insurance coverage, Landlord may obtain such coverage and Tenant shall reimburse the cost thereof on demand.

With respect to all policies of insurance carried or maintained pursuant to this Lease and to the extent permitted under such policies, Tenant and Landlord each waive the insurance carriers’ rights of subrogation. Subject to the foregoing, Tenant shall indemnify and hold Landlord harmless from and against any and all claims arising out of (i) Tenant's use of the Premises or any part thereof, (ii) any activity, work, or other thing done, permitted or suffered by Tenant in or about the Premises or the Building, or any part thereof, (iii) any breach or default by Tenant in the performance of any of its obligations under this Lease, or (iv) any act or negligence of Tenant, or any officer, agent, employee, contractor, servant, invitee or guest of Tenant; and in each case from and against any and all damages, losses, liabilities, lawsuits, costs and expenses (including attorneys' fees at all tribunal levels) arising in connection with any such claim or claims as described in (i) through (iv) above, or any action brought thereon.

If such action is brought against Landlord, Tenant upon notice from Landlord shall defend the same through counsel selected by Tenant's insurer, or other counsel reasonably acceptable to Landlord. Tenant assumes all risk of damage or loss to its property or injury or death to persons in, on, or about the Premises, from all causes except for Landlord’s negligence or willful misconduct or with respect to any claims for which Landlord’s insurance is primary, and Tenant hereby waives such claims in respect thereof against Landlord. The provisions of this paragraph shall survive the termination of this Lease.

6.3  Other Requirements. Insurance policies required by this Lease shall: (i) be issued by insurance companies licensed to do business in the state in which the Premises are located with a general policyholder's ratings of at least A- and a financial rating of at least VI in the most current Best's Insurance Reports available on the Commencement Date, or if the Best's ratings are changed or discontinued, the parties shall agree to a comparable method of rating insurance companies; (ii) name the non-procuring party as an additional insured as its interest may appear [other landlords or tenants may be added as additional insureds in a blanket policy]; (iii) provide that the insurance not be canceled, non-renewed or coverage materially reduced unless thirty (30) days advance notice is given to the non-procuring party; (iv) be primary policies; (v) provide that any loss shall be payable notwithstanding any gross negligence of Landlord or Tenant which might result in a forfeiture thereunder of such insurance or the amount of proceeds payable; (vi) have no deductible exceeding $10,000.00 unless accepted in writing by Landlord; and (vii) be maintained during the entire Term and any extension terms.

VII.          SERVICES AND UTILITIES, OPERATING, MAINTENANCE AND REPAIR EXPENSES.

7.1     Service and Utility Charges. Tenant covenants and agrees to pay all charges for water, sewage disposal, gas, electricity, light, heat, power, telephone, janitorial, vermin and pest control, trash removal (including container removal) or other utility services used, rendered or supplied to or for the Premises and to contract for the same in Tenant's own name. In no event shall Landlord be liable for any interruption or failure in the supply of any such utilities to the Premises except to the extent of Landlord’s negligence or in cases where such interruption was caused by a force majeure event or other occurrence beyond Landlord’s reasonable control.

7.2     Operating Expenses. Tenant covenants and agrees to pay all costs and expenses of operations on or relating to the Property and the Park, including costs and expenses for common area utilities, gardening and landscaping services. Tenant also covenants and agrees to pay to Landlord the cost of personnel to implement such service, to police or secure the common areas and property management fees and expenses. All Landlords expenses and costs associated with the operation, management, repairs or maintenance of the Property and, if applicable, the Park shall be included as operating expenses. Tenant's Proportionate Share of any such costs and expenses incurred by Landlord relating to the Property and Park or which are not separately allocated to premises in the Building leased or held for lease to tenants, such costs and expenses shall be payable pursuant to the provisions hereinabove for Monthly Deposits.

The costs for capital equipment and capital expenditures may be included within the definition of operating expenses (x) if incurred to comply with laws or other governmental requirements, (y) if incurred to achieve savings or reductions in other operating expenses, provided Tenant shall only pay for these said costs only to the extent of the actual savings realized and (z) if incurred to make a replacement with respect to any equipment or component with respect to which Landlord reasonably determines that repairs are no longer commercially reasonable. The annual amortization of such capital costs shall be included in operating expenses for the year in which the costs are incurred and subsequent years. Any such includable capital costs shall be deemed amortized, in equal monthly installments over the useful life of the item in question, as reasonably determined GAAP. If Landlord leases any item of capital equipment designed to result in savings or reductions in operating expenses, then the rentals and other costs paid under the leasing arrangement shall be included in operating expenses for the year in which they are incurred, but only to the extent of such savings or reductions.

Landlord further agrees to competitively bid out all Landlord’s expenses and costs associated with the operation, management, repairs or maintenance of the Property and Park if the total contracted amount equals or exceeds $10,000.00 on a cumulative, annual basis. Landlord will accept the lowest qualifying bid unless Landlord determines in its sole reasonable discretion that the lowest bidder’s proposal is unsatisfactory for any monetary or nonmonetary factors Landlord deems relevant notwithstanding the potential cost savings that would be realized.

7.3     Maintenance and Repair Expenses. Tenant covenants and agrees to maintain, repair, replace and keep the Premises and all improvements, fixtures and personal property thereon in good, safe and sanitary condition, order and repair and in accordance with all applicable laws, ordinances, orders, rules and regulations (including, without limitation, the Americans with Disabilities Act "ADA") of governmental authorities having jurisdiction, now existing or hereafter enacted; to pay all costs and expenses in connection therewith; and to contract for the same in Tenant's own name; and to pay to Landlord, pursuant to the provisions hereinabove for Monthly Deposits, Tenant's Proportionate Share of any such costs and expenses incurred by Landlord relating to the Property and Park or which are not separately allocated to premises in the Building leased or held for lease to tenants. Such costs and expenses as to the Property and Park may include, without limitation, the costs and expenses of maintenance and upkeep of grass, trees, shrubs and landscaping, including replanting where necessary; keeping parking areas, landscaped areas, sidewalks and driveways safe and secure (with guards or watchmen where Landlord deems necessary) and free from litter, dirt, debris, snow, and obstructions; and ordinary maintenance and repair of the Property and Park. All maintenance and repairs by Tenant or Landlord shall be done promptly, in a good and workmanlike fashion, and without diminishing the original quality of the Premises or the Property.

Tenant shall be obligated to repair, maintain and replace at its own expense the heating, air conditioning and ventilation equipment and systems (the “HVAC Systems”) serving the Premises. In furtherance of Tenant’s maintenance and repair obligations hereunder, Tenant shall obtain upon occupancy and keep current and in force during the Term, or any extension, or renewal thereof, a contract, in a form and with a dealer-authorized contractor reasonably acceptable to Landlord, providing for the service and maintenance of the HVAC Systems serving the Premises. The contract shall at a minimum provide for an inspection, necessary repairs, filter, and lubrication services each calendar quarter and tune-up service each spring and fall season. Said contract shall provide that it shall not be canceled by either Tenant or contractor except upon thirty (30) days' prior-written notice to Landlord. A copy of the contract shall be delivered to Landlord upon the commencement of the Term, as shall any modification, extension, renewal, cancellation, or replacement within ten (10) days thereof.

VIII.        OTHER COVENANTS OF TENANT.

8.1     Limitation on Use by Tenant. Tenant covenants and agrees to use the Premises only for the following use or uses: Tenant shall use and occupy the Premises for general office, warehouse, light manufacturing to the extent permitted by applicable zoning and land use laws and regulations, laboratory and administrative use in support of Tenant’s business and for no other purposes, except with the prior written consent of Landlord.

8.2     Compliance with Laws. Tenant covenants and agrees that nothing shall be done or kept on the Premises in violation of any law, ordinance, order, rule or regulation of any governmental authority having jurisdiction, and that the Premises shall be used, kept and maintained in compliance with any such law, ordinance, order, rule or regulation (now existing or hereafter enacted) and with the certificate of occupancy issued for the Building and the Premises.

8.3     Compliance with Insurance Requirements. Tenant covenants and agrees that nothing shall be done or kept on the Premises which might make unavailable insurance maintained with respect to the Premises or the Property or which might result in cancellation of any such insurance.

8.4     No Waste or Impairment of Value. Tenant covenants and agrees that nothing shall be done or kept on the Premises or the Property which might impair the value of the Premises or the Property, or which would constitute waste.

8.5     No Hazardous Use. Except as disclosed to Landlord in writing and only then in commercially reasonable quantities and as permitted by applicable environmental laws, Tenant covenants and agrees that nothing shall be done or kept on the Premises or the Property and that no improvements, changes, alterations, additions, maintenance or repairs shall be made to the Premises, which might be unsafe or hazardous to any person or property. Tenant shall at all times comply with its representations, warranties and covenants as set forth in Exhibit D.

8.6     No Structural or Overloading. Tenant covenants and agrees that nothing shall be done or kept on the Premises or the Building and that no improvements, changes, alterations, additions, maintenance or repairs shall be made to the Premises which might impair the structural soundness of the Building, which might result in an overload of the weight capacity of floors or of electricity lines serving the Building, or which might interfere with electric or electronic equipment in the Building or on any adjacent or nearby property. In the event of violations hereof, Tenant covenants and agrees to remedy immediately the violation at Tenant's expense and in compliance with all requirements of governmental authorities and insurance underwriters.

8.7     No Nuisance, Noxious or Offensive Activity. Tenant covenants and agrees that no noxious or offensive activity shall be carried on upon the Premises or the Property; nor shall anything be done or kept on the Premises or the Property which may be or become a public or private nuisance or which may cause embarrassment, disturbance, or annoyance to others in the Building or on adjacent or nearby property.

8.8     No Annoying Lights, Sounds or Odors. Tenant covenants and agrees that no light shall be emitted from the Premises which is unreasonably bright or causes unreasonable glare; no sound shall be emitted from the Premises which is unreasonably loud or annoying; and no odor shall be emitted from the Premises which is or might be noxious or offensive to others in the Building or on adjacent or nearby property.

8.9     No Unsightliness. Tenant covenants and agrees that no unsightliness shall be permitted on the Premises or the Property. Without limiting the generality of the foregoing, all unsightly conditions, equipment, objects and conditions shall be kept enclosed within the Premises; hallways adjoining the Premises may not be used for discarding or storing any materials; no refuse, scrap, debris, garbage, trash, bulk materials or waste shall be kept, stored or allowed to accumulate on the Premises or the Property except as may be enclosed within the Premises; all pipes, wires, poles, antenna and other facilities for utilities or the transmission or reception of audio or visual signals or electricity shall be kept and maintained underground or enclosed within the Premises or appropriately screened from view; and no temporary structure shall be placed or permitted on the Premises or the Property without the prior written consent of Landlord.

8.10     No Animals. Tenant covenants and agrees that no animals shall be permitted or kept on the Premises or the Property.

8.11     Restriction on Signs and Exterior Lighting. Tenant may not erect, install or display any sign or advertising material upon the Building exterior, the exterior of the Premises (including any exterior doors), or the exterior walls thereof, or in any window therein, and no exterior lighting shall be permitted on the Premises or the Property except as permitted by the local governing authorities and approved in writing by Landlord, which approval shall not be unreasonably withheld.

8.12     No Violation of Covenants. Tenant covenants and agrees not to commit, suffer or permit any violation of any covenants, conditions or restrictions affecting the Premises or the Property.

8.13     Restriction on Changes and Alterations. Tenant shall make no structural alterations of the Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld. If Landlord is consent is obtained for an alteration, Tenant shall provide Landlord’s managing agent with a complete set of construction drawings, and such agent shall then determine the actual cost of the work to be done (to include a construction supervision fee of three percent (3%) to be paid to Landlord’s managing agent). Tenant may then either agree to pay Landlord to have the work done, or with Landlord’s consent, engage their own contractor, approved by Landlord to perform the alterations. If requested by Landlord at the termination of this Lease or vacation of the Premises by Tenant, Tenant shall restore (at Tenant's sole cost and expense) the Premises to the same condition as existed at the commencement of the term, ordinary wear and tear and damage by insured casualty only excepted. However, Landlord may elect to require Tenant to leave alterations performed for it unless at the time of such alterations Landlord agreed in writing that Tenant could remove them on expiration or termination of this Lease, and if Tenant does so remove Tenant shall repair any damage occasioned by such removal.

8.14     No Mechanics Liens. Tenant and Landlord each covenants and agrees not to permit or suffer, and to cause to be removed and released, any mechanics, materialmen or other lien on account of supplies, machinery, tools, equipment, labor or material furnished or used in connection with the construction, alteration, improvement, addition to or repair of the Premises.

TENANT SHALL NOTIFY ANY CONTRACTOR PERFORMING ANY CONSTRUCTION WORK IN THE PREMISES ON BEHALF OF TENANT THAT THIS LEASE SPECIFICALLY PROVIDES THAT THE INTEREST OF LANDLORD IN THE PREMISES SHALL NOT BE SUBJECT TO LIENS FOR IMPROVEMENTS MADE BY TENANT, AND NO MECHANIC’S LIEN OR OTHER LIEN FOR ANY SUCH LABOR, SERVICES, MATERIALS, SUPPLIES, MACHINERY, FIXTURES OR EQUIPMENT SHALL ATTACH TO OR AFFECT THE STATE OR INTEREST OF LANDLORD IN AND TO THE PREMISES, THE BUILDING, OR ANY PORTION THEREOF. IN ADDITION, LANDLORD SHALL HAVE THE RIGHT TO POST AND KEEP POSTED AT ALL REASONABLE TIMES ON THE PREMISES ANY NOTICES WHICH LANDLORD SHALL BE REQUIRED TO POST FOR THE PROTECTION OF LANDLORD AND THE PREMISES FROM ANY SUCH LIEN.

8.15     No Other Encumbrances. Tenant covenants and agrees not to obtain any financing secured by Tenant's interest in the Premises and not to encumber the Premises, or Landlord or Tenant's interest therein, without the prior written consent of Landlord, and to keep the Premises free from all liens and encumbrances except those created by Landlord.

8.16     Subordination to Landlord Mortgages. The Lease, as the same may hereafter be modified, amended or extended, is, shall be, and shall at all times remain, subject and subordinate to the terms, conditions and provisions of any mortgage now existing or later placed upon the premises by Landlord, the lien imposed by such mortgage; and all advanced made under such mortgage. Such subordination is and shall be effective and self-operative without any need for any successor to landlord’s interest in the premises by foreclosure or deed in lieu thereof (a “Successor Landlord”) or Tenant to execute any further document. Tenant shall, however, confirm such subordination in writing upon request by Landlord and any Successor Landlord within ten (10) days of such request. In the event of foreclosure of such mortgage, Tenant shall not be disturbed in its possession of the Premises so long as Tenant is not in default under this Lease and, subsequent to such foreclosure, Tenant attorns to the party acquiring title by virtue of the foreclosure, and this Lease shall continue in full force and effect as a direct lease, in accordance with its terms, between the Successor Landlord and Tenant. Tenant agrees to give any mortgagee of Landlord which has provided a non-disturbance agreement to Tenant, notice of, and a reasonable opportunity (which shall in no event be less than thirty (30) days after written notice thereof is delivered to mortgagee as herein provided) to cure, any Landlord default hereunder; and Tenant agrees to accept such cure if effected by such mortgagee. No termination of this Lease by Tenant for Landlord’s default shall be effective until such notice has been given and the cure period has expired without the default having been cured.

8.17     Assignment. Tenant may not assign or sublet this Lease to any third party without the express prior written consent of Landlord, which consent will not be unreasonably withheld; provided, however that Tenant may transfer or assign this Lease to any parent, direct or indirect subsidiary or affiliate, or to a purchaser of all or substantially all of its business or assets if such purchaser has agreed in writing to be bound by the terms of this Lease. Tenant shall pay all reasonable out-of-pocket costs and expenses incurred by Landlord in connection with assignments or sublease transactions, including Landlord's attorney fees not to exceed $1,500. Any assignment or sublease to which Landlord may consent (one consent not being any basis that Landlord should grant any further consent) shall not relieve Tenant of any or all of its obligations hereunder. Acceptance of Rent by Landlord after any non-permitted assignment shall not constitute approval thereof by Landlord.

Except as set forth in the immediately preceding paragraph, in no event shall this Lease be assignable by operation of any law. Tenant's rights hereunder may not become, and shall not be listed by Tenant as an asset under any bankruptcy, insolvency or reorganization proceedings. Tenant is not, may not become, and shall never represent itself to be an agent of Landlord, and Tenant acknowledges that Landlord's title is paramount, and that it can do nothing to affect or impair Landlord's title.

If this Lease shall be assigned or the Premises or any portion thereof sublet by Tenant at a rental that exceeds the rentals to be paid to Landlord hereunder, attributable to the Premises or portion thereof so assigned or sublet, then 50% of any such excess shall be paid over to Landlord by Tenant.

8.18     Annual Financial Statements. If at any time Tenant’s audited financial statements are not publicly available at www.sec.gov, then Tenant covenants and agrees to furnish to Landlord annually, within ninety (90) days after the end of each fiscal year of Tenant, copies of financial statements of Tenant, audited if requested by Landlord, by a certified public accountant, and agrees that Landlord may deliver any such financial statements to any existing or prospective mortgagee or purchaser of the Property. The financial statements shall include a balance sheet as of the end of, and a statement of profit and loss for, the preceding fiscal year of Tenant.

8.19     Payment of Income and Other Taxes. Tenant covenants and agrees to pay promptly when due all property taxes on personal property of Tenant on the Premises and all federal, state and local income taxes, sales taxes, use taxes, Social Security taxes, unemployment taxes and taxes withheld from wages or salaries paid to Tenant's employees, the nonpayment of which might give rise to a lien on the Premises or Tenant's interest therein, and to furnish, if requested by Landlord, written evidence of such payments.

8.20     Estoppel Certificates. Tenant covenants and agrees to execute, acknowledge and deliver to Landlord, within five (5) days of Landlord's written request, a written statement certifying that this Lease is unmodified (or, if modified, stating the modifications) and in full force and effect; stating the dates to which Base Rent has been paid; stating the amount of the Security Deposit held by Landlord; stating the amount of Monthly Deposits held by Landlord for the then tax and insurance year; and stating whether or not Landlord is in default under this Lease (and, if so, specifying the nature of the default). Tenant agrees that such statement may be delivered to and relied upon by any existing or prospective mortgagee or purchaser of the Property. Tenant agrees that a failure to deliver such a statement within twenty (20) days after written request from Landlord shall be conclusive upon Tenant that this Lease is in full force and effect without modification except as may be represented by Landlord; that there are no uncured defaults by Landlord under this Lease; and that any representation by Landlord with respect to Base Rent, the Security Deposit and Monthly Deposits are true.

8.21     Landlord Right to Inspect and Show Premises and to Install For Sale Signs. Tenant covenants and agrees that Landlord and authorized representatives of Landlord shall have the right to enter the Premises accompanied by Tenant’s designated personnel upon at least 24 hour prior notice (except in case of emergencies) during ordinary business hours for the purposes of inspecting or maintaining the same, and making such repairs, alterations or changes as Landlord deems necessary, or for the purposes of showing the Premises to any existing or prospective mortgagee, purchaser or lessee of the Property or the Premises. Tenant covenants and agrees that Landlord may at any time and from time to time place on the Property or the Premises a sign advertising the Property or the Premises for sale or for lease.

8.22     Landlord Title to Fixtures, Improvements and Equipment. Tenant covenants and agrees that all fixtures, improvements, equipment, and personal property relating to the use and operation of the Premises (as distinguished from operations incident to the business of Tenant), including all plumbing, heating, lighting, electrical and air conditioning fixtures and equipment, whether or not attached to or affixed to the Premises, and whether now or hereafter located upon the Premises, shall be and remain the property of the Landlord upon expiration of the Term.

8.23     Removal of Tenant's Equipment. Tenant covenants and agrees to remove, not later than the Expiration Date of the Term, all of Tenant's Equipment, as hereinafter defined. "Tenant's Equipment" shall mean all equipment, apparatus, machinery, signs, furniture, furnishings and personal property used in the operation of the business of Tenant (as distinguished from the use and operation of the Premises). If such removal shall injure or damage the Premises, Tenant covenants and agrees, at its sole cost and expense, at or prior to the expiration of the Term, to repair such injury and damage in good and workmanlike fashion and to place the Premises in the same condition as the Premises would have been in if such Tenant's Equipment had not been installed. If Tenant fails to remove any Tenant's Equipment by the expiration of the Term, Landlord may, at its option, keep and retain any such Tenant's Equipment or dispose of the same and retain any proceeds thereof and Landlord shall be entitled to recover from Tenant any costs or expenses of Landlord in removing the same and in restoring the Premises in excess of the actual proceeds, if any, received by Landlord from disposition thereof.

8.24     Indemnification. (a) Except to the extent of Landlord’s negligence or willful misconduct, Tenant covenants and agrees to protect, indemnify and save Landlord harmless from and against all liability, obligations, claims, damages, penalties, causes of action, costs and expenses, including attorneys' fees at all tribunal levels, imposed upon, incurred by or asserted against Landlord by reason of (a) any accident, injury to or death of any person or loss of or damage to any property occurring on or about the Premises; (b) any act or omission of Tenant or Tenant's officers, employees, agents, guests or invitees or of anyone claiming by, through or under Tenant; (c) any use which may be made of, or condition existing upon, the Premises; (d) any improvements, fixtures or equipment upon the Premises; (e) any failure on the part of Tenant to perform or comply with any of the provisions, covenants or agreements of Tenant contained in this Lease; (f) any violation of any law, ordinance, order, rule or regulation of governmental authorities having jurisdiction by Tenant or Tenant's officers, employees, agents, guests or invitees or by anyone claiming by, through or under Tenant; and (g) any repairs, maintenance or changes to the Premises by, through or under Tenant. Tenant further covenants and agrees that, in case any action, suit or proceeding, is brought against Landlord by reason of any of the foregoing, Tenant will, at Tenant's sole cost and expense, defend Landlord in any such action, suit or proceeding, with counsel acceptable to Landlord.

(b) Landlord covenants and agrees to protect, indemnify and save Tenant harmless from and against all liability, obligations, claims, damages, penalties, causes of action, costs and expenses, including attorneys' fees at all tribunal levels, imposed upon, incurred by or asserted against Tenant by reason of Landlord’s negligence or willful misconduct.

8.25     Waiver by Tenant. Tenant waives and releases any claims Tenant may have against Landlord or Landlord's officers, agents or employees for loss, damage or injury to person or property sustained by Tenant or Tenant's officers, agents, employees, guests, invitees or anyone claiming by, through or under Tenant resulting from any cause whatsoever other than Landlord's gross negligence or willful misconduct.

8.26     Release upon Transfer by Landlord. In the event of a transfer by Landlord of the Property or of Landlord's interest as Landlord under this Lease, Landlord's successor or assign shall take subject to and be bound by this Lease and, in such event, Tenant covenants and agrees, but solely to the extent Landlord’s successor or assign has expressly assumed such obligations, that: Landlord shall be released from all obligations of Landlord under this Lease; that Tenant shall thereafter look solely to Landlord's successor or assign for satisfaction of the obligations of Landlord under this Lease; and that Tenant shall attorn to such successor or assign, and provided that Tenant has received a commercially reasonable form of Subordination, Non-Disturbance and Attornment Agreement.

8.27     Compliance with ADA. Tenant covenants and agrees that nothing shall be done or kept by Tenant on the Premises or in the Common Facilities in violation of ADA, and that Tenant shall maintain, repair, replace, keep and use the Premises and all improvements, fixtures and personal property therein and thereon, and conduct its business within the Premises, in accordance with the requirements of ADA. If any improvements, alterations or repairs to the Premises are required by governmental authority under ADA or its implementing regulations or guidelines, Tenant shall be solely responsible for all non-structural items and any structural items due to Tenant's specific use of the Premises. Tenant covenants and agrees to pay all costs and expenses in connection with the performance of its obligations under this Section 8.27. Nothing contained in this Section 8.27 shall be construed to limit the generality of the provisions of Section 8.2 respecting Tenant's obligation to comply with applicable laws and of the provisions of Section 8.13 respecting Tenant's obligation to comply with ADA and other applicable laws in connection with any Change.

IX.          DAMAGE OR DESTRUCTION.

9.1     Tenant's Notice of Damage. If any portion of the Premises shall be damaged or destroyed by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord (“Tenant's Notice of Damage").

9.2      Options to Terminate if Damage Substantial. Upon receipt of Tenant's Notice of Damage, Landlord shall promptly proceed to determine the nature and extent of the damage or destruction and to estimate the time necessary to repair or restore the Premises. As soon as reasonably possible, but no later than 60 days after receipt of Tenant’s Notice of Damage, Landlord shall give written notice to Tenant stating Landlord's estimate of the time necessary to repair or restore the Premises ("Landlord's Notice of Repair Time"). If Landlord reasonably estimates that repair or restoration of the Premises cannot be completed within one hundred eighty (180) days from the time of Tenant's Notice of Damage, Landlord or Tenant shall have the option to terminate this Lease. In the event either Landlord exercises its option to terminate this Lease, then the Term shall expire ten (10) days following the date of such notice by Landlord exercising its option to terminate this Lease, but Tenant shall have a reasonable time not to exceed 30 days to recover its property and otherwise vacate the Premises. In the event of termination of this Lease under the provisions hereof, Landlord shall refund to Tenant such amounts of Base Rent and Additional Rent theretofore paid by Tenant as may be applicable to the period subsequent to the time of Tenant's Notice of Damage less the reasonable value of any use or occupation of the Premises by Tenant subsequent to the time of Tenant's Notice of Damage.

9.3     Obligations to Repair and Restore. In the event there are sufficient funds, and such funds are available to Landlord to repair and restore and repair of the Premises, and restoration can be completed within the period specified in Section 9.2, in Landlord's reasonable estimation, this Lease shall continue in full force and effect and Landlord shall proceed forthwith to cause the Premises to be repaired and restored with reasonable diligence and there shall be abatement of Base Rent and Additional Rent proportionate to the extent of the space and period of time that Tenant is unable to use and enjoy the Premises. Landlord may, at its option, require Tenant to arrange for and handle the repair and restoration of the Premises, in which case Landlord shall furnish Tenant with sufficient funds for such repair and restoration, at the time or times such funds are needed, utilizing any proceeds from insurance and any additional funds necessary to cover the costs of repair or restoration.

9.4     Application of Insurance Proceeds. The proceeds of any Casualty Insurance maintained on the Premises, other than casualty insurance maintained by Tenant on fixtures and personal property of Tenant, shall be paid to and become the property of Landlord, subject to any obligation of Landlord to cause the Premises to be repaired and restored, which obligation is contingent on casualty insurance proceeds adequate to complete the repair or restoration being available to Landlord.

X.            CONDEMNATION.

10.1     Taking - Substantial Taking - Insubstantial Taking. A "Taking" shall mean the taking of all or any portion of the Premises as a result of the exercise of the power of eminent domain or condemnation for public or quasi-public use or the sale of all or part of the Premises under the threat of condemnation. A "Substantial Taking" shall mean a Taking of so much of the Premises that Tenant cannot thereafter reasonably use the Premises for carrying on, at substantially the same level or scope, the business theretofore conducted by Tenant on the Premises. An "Insubstantial Taking" shall mean a Taking such that the Premises can thereafter continue to be used by Tenant, in Tenant’s commercially reasonable judgment, for carrying on, at substantially the same level or scope, the business theretofore conducted by Tenant on the Premises.

10.2     Termination on Substantial Taking. If there is a Substantial Taking with respect to the Premises, the Term shall expire on the date of vesting of title pursuant to such Taking. In the event of termination of this Lease under the provisions hereof, Landlord shall refund to Tenant such amounts of Base Rent and Additional Rent theretofore paid by Tenant as may be applicable to the period subsequent to the time of termination of this Lease.

10.3     Restoration on Insubstantial Taking. In the event of an Insubstantial Taking, this Lease shall continue in full force and effect, Landlord shall proceed forthwith to cause the Premises to be restored as near as may be to the original condition thereof and there shall be abatement of Base Rent and Additional Rent proportionate to the extent of the space so taken. Landlord may, at its option, require Tenant to arrange for and handle the restoration of the Premises, in which case Landlord shall furnish Tenant with sufficient funds for such restoration, at the time or times such funds are needed, utilizing the proceeds of any awards or consideration received as a result of the Taking and any additional funds necessary to cover the costs of restoration.

10.4     Right to Award. The total award, compensation, damages or consideration received or receivable as a result of a Taking ("Award") shall be paid to and be the property of Landlord, whether the Award shall be made as compensation for diminution of the value of the leasehold or the fee of the Premises or otherwise, except to the extent that any portion of the Award is expressly made attributable to Tenant’s interests, and Tenant hereby assigns to Landlord, all of Tenant's right, title and interest in and to any such Award, except to the extent that any portion of the Award is expressly made attributable to Tenant’s interests. Tenant covenants and agrees to execute, immediately upon demand by Landlord, such documents as may be necessary to facilitate collection by Landlord of any such Award. Tenant shall be entitled to apply for compensation, if available, for its relocation and for any of its personal property taken.

XI.           DEFAULTS BY TENANT.

11.     Default. If Tenant: (i) fails to pay when due any Rent, or any other sum of money which Tenant is obligated to pay, as provided in this Lease, and such failure continues for a period of ten (10) days after notice of default from Landlord to Tenant; provided, however, chronic delinquency by Tenant in the payment of Rent for any two (2) months (consecutive or non-consecutive) during any period of twelve (12) months, shall constitute an event of default; or (ii) breaches any other agreement, covenant or obligation herein set forth and such breach shall continue and not be remedied within thirty (30) days after Landlord shall have given Tenant written notice specifying the breach, or if such breach cannot, with due diligence, be cured within said period of thirty (30) days and Tenant does not within said thirty (30) day period commence and thereafter with reasonable diligence completely cure the breach within sixty (60) days after notice; or (iii) files (or has filed against it and not stayed or vacated within sixty (60) days after filing) any petition or action for relief under any creditor's law (including bankruptcy, reorganization, or similar action), either in state or federal court; or (iv) makes any transfer in fraud of creditors as defined in Section 548 of the United States Bankruptcy Code (11 U.S.C. 548, as amended or replaced), has a receiver appointed for its assets (and appointment shall not have been stayed or vacated within thirty (30) days), or makes an assignment for benefit of creditors; then Tenant shall be in default hereunder, and, in addition to any other lawful right or remedy which Landlord may have, Landlord at its option, in addition to such other remedies as may be available under Georgia law, may do the following: (1) terminate this Lease and Tenant’s right of possession; or (2) terminate Tenant’s right to possession but not this Lease and/or proceed in accordance with any and all of the following remedies:

(a) Landlord may, upon reasonable further notice, re-enter the Premises in accordance with applicable law and dispossess Tenant by summary proceedings or otherwise, as well as the legal representative(s) of Tenant and/or other occupant(s) of the Premises, and remove their effects and hold the Premises as if this Lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end; and/or at Landlord’s option,

(b) Base Rent and all Additional Rent for the balance of the Term will, at the election of Landlord, shall be accelerated and the present worth of same (calculated using a discount equal to the yield then obtainable from the Unites States Treasury Bill or Note with a maturity date closes to the Expiration Date) for the balance of the Term, net of amounts actually collected by Landlord, shall become immediately due thereupon and be paid, together with all expenses of any nature which Landlord may incur such as (by way of illustration and not limitation) those for attorneys’ fees, brokerage, advertising, and refurbishing the Premises in good order or preparing them for re-rental; and/or at Landlord’s option,

(c) Landlord may re-let the Premises, or any part thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be less than or exceed the period which would otherwise have constituted the balance of the Term, and may grant concessions or free rent or charge a higher rental than that reserved in this Lease; provided, however, Landlord shall be required to use commercially reasonable efforts to mitigate its damages, including through re-letting the Premises, or any part thereof, and if Landlord is successful in re-letting the Premises then Tenant shall be liable to Landlord only for any net deficiency in rent and other charges, together with Landlord’s reasonable costs incurred in re-letting the Premises;,

(d) Tenant or its legal representative(s) will also pay to Landlord as agreed upon damages, in addition to such other damages that Landlord may be legally entitled to, any deficiency between the Base Rent and all Additional Rent hereby charged and/or agreed to be paid and the net amount, if any, of the rents collected on account of this Lease or Leases of the Premises for each month of the period which would otherwise have constituted the balance of the Term.

Tenant acknowledges that the Premises are to be used for commercial purposes, and Tenant expressly waives the protections and rights set forth in Official Code of Georgia Annotated Section 44-7-52.

All rights and remedies of Landlord are cumulative, and the exercise of any one shall not be an election excluding Landlord at any other time from exercise of a different or inconsistent remedy. No exercise by Landlord of any right or remedy granted herein shall constitute or effect a termination of this Lease unless Landlord shall so elect by written notice delivered to Tenant.

The failure of Landlord to exercise its rights in connection with this Lease or any breach or violation of any term, or any subsequent breach of the same or any other term, covenant or condition herein contained shall not be a waiver of such term, covenant or condition or any subsequent breach of the same or any other covenant or condition herein contained.

No acceptance by Landlord of a lesser sum than the Base Rent, administrative charges, Additional Rent and other sums then due shall be deemed to be other than on account of the earliest installment of such payments due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed as accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy provided in this Lease.

In addition, no payments of money by Tenant to Landlord after the expiration or termination of this Lease after the giving of any notice by Landlord to Tenant shall reinstate or extend the Term, or make ineffective any notice given to Tenant prior to the payment of such money. After the service of notice or the commencement of a suit, or after final judgment granting Landlord possession of the Premises, Landlord may receive and collect any sums due under this Lease, and the payment thereof shall not make ineffective any notice or in any manner affect any pending suit or any judgment previously obtained.

11.2.     Multiple Defaults.

(a)     Tenant acknowledges that any rights or options of first refusal, or to extend the Term, to expand the size of the Premises, to purchase the Premises or the Building, or other such or similar rights or options which have been granted to Tenant under this Lease are conditioned upon the prompt and diligent performance of the terms of this Lease by Tenant. Accordingly, Tenant shall have no right to exercise any of the foregoing rights or options while in default under this Lease.

(b)     Should Tenant default in the payment of Base Rent, Additional Rent, or any other sums payable by Tenant under this Lease on two (2) or more occasions during any twelve (12) month period, regardless of whether any such default is cured, then, in addition to all other remedies otherwise available to Landlord, Tenant shall, within ten (10) days after demand by Landlord, post a security deposit in, or increase the existing Security Deposit by, a sum equal to three (3) months’ installments of Base Rent. Any security deposit posted pursuant to the foregoing sentence shall be governed by Section 4.10.

XII.          SURRENDER AND HOLDING OVER.

12.1     Surrender Upon Lease Expiration. Upon the expiration or earlier termination of this Lease, or on the date specified in any demand for possession by Landlord after any Default by Tenant, Tenant covenants and agrees to surrender possession of the Premises to Landlord in the same condition as when Tenant first occupied the Premises, ordinary wear and tear, incomplete repairs by Landlord, and damage by fully insured casualty excepted.

12.2     Holding Over. If Tenant shall hold over after the expiration of the Term or other termination of this Lease, such holding over shall not be deemed to be a renewal of this Lease but shall be deemed to create a tenancy-at-sufferance and by such holding over Tenant shall continue to be bound by all of the terms and conditions of this Lease except that during such tenancy-at-sufferance, Tenant shall pay to Landlord (a) Rent at the rate equal to one hundred twenty-five percent (125%) of the then-current Base Rent, and (b) any and all operating expenses and other forms of Additional Rent payable under the terms of this Lease. The increased Rent during such holding over is intended to partially compensate Landlord for losses, damages and expenses, including frustrating and delaying Landlord's ability to secure a replacement tenant. If Landlord loses a prospective tenant because Tenant fails to vacate the Premises on expiration of this Lease after notice to do so, Tenant will be liable for such damages as Landlord can prove because of Tenant's wrongful failure to vacate.

12.3     Property of Tenant. Tenant shall pay, timely, any and all taxes levied or assessed against or upon Tenant's equipment, fixtures, furniture, leasehold improvements and personal property located in the Premises. Provided Tenant is not in default hereunder, Tenant may, prior to the Expiration Date, remove all fixtures and equipment which it has placed in the Premises; provided, however, Tenant repairs all damages caused by such removal; and provided further, however, any statutory lien for Rent is not waived, the contractual lien herein granted being in addition thereto. If Tenant does not remove its property from the Premises upon termination (for whatever cause) of this Lease, such property shall be deemed abandoned by Tenant, and Landlord may dispose of the same in whatever manner Landlord may elect without any liability to Tenant.

12.4     Intentionally Deleted.

XIII.        MISCELLANEOUS.

13.1     No Implied Waiver. No failure by Landlord to insist upon the strict performance of any term, covenant or agreement contained in this Lease, no failure by Landlord to exercise any right or remedy under this Lease, and no acceptance of full or partial payment during the continuance of any Default by Tenant, shall constitute a waiver of any such term, covenant or agreement or a waiver of any such right or remedy or a waiver of any such Default by Tenant.

13.2     Survival of Provisions. Notwithstanding any termination of this Lease, the same shall continue in force and effect as to any provisions hereof which require observance or performance by Landlord or Tenant subsequent to termination.

13.3     Intentionally Deleted.

13.4     Covenants Independent. This Lease shall be construed as if the covenants herein between Landlord and Tenant are independent, and not dependent.

13.5     Covenants as Conditions. Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.

13.6     Tenant’s Remedies. Tenant may bring a separate action against Landlord for any claim Tenant may have against Landlord under this Lease, provided Tenant shall first give written notice thereof to Landlord and shall afford Landlord a reasonable opportunity to cure any such default. In addition Tenant shall send notice of such default by certified or registered mail, postage prepaid, to the holder of any mortgage covering the Premises, the Property or any portion thereof of whose address Tenant has been notified in writing, and shall afford such holder a reasonable opportunity to cure any default on Landlord's behalf. In no event will Landlord be responsible to Tenant for any consequential damages as a result of any default by Landlord hereunder.

13.7     Binding Effect. This Lease shall extend to and be binding upon the heirs, executors, legal representative, successors and assigns of the respective parties hereto. The terms, covenants, agreements and conditions in this Lease shall be construed as covenants running with the Land.

13.8     Notices and Demands. All notices, demands and requests which may be given or which are required to be given by either party to the other must be in writing. All notices, demands and requests by Landlord or Tenant shall be addressed as follows (or to such other address as a party may specify by duly given notice):

RENT PAYMENT

ADDRESS:                            KENNESAW WALL I,

c/o Jackson Corporate Real Estate

101 Marietta Street, Suite 3110

Atlanta, Georgia 30303

Attn: Scott Jackson

Fax: (404) 751.3282

LEGAL NOTICE

ADDRESS FOR

LANDLORD:                         KENNESAW WALL I,

c/o Jackson Corporate Real Estate

101 Marietta Street, Suite 3110

Atlanta, Georgia 30303

Attn: Scott Jackson

Fax: (404) 751.3282

TENANT:                              IMMUCOR, INC.

3150 Gateway Dr.

Norcross, GA 30071

Attn: Vice President, Operations

Fax: (770) 242-8930

With a copy to:                    IMMUCOR, Inc.

3150 Gateway Dr.

Norcross, GA 30071

Attn: General Counsel

Fax: (770) 242-8930

Notices, demands or requests which Landlord or Tenant are required or desire to give the other hereunder shall be deemed to have been properly given for all purposes if (i) delivered against a written receipt of delivery, (ii) mailed by express, registered or certified mail of the United States Postal Service, return receipt requested, postage prepaid, or (iii) delivered to a nationally recognized overnight courier service for next business day delivery, to its addressee at such party's address as set forth above or (iv) delivered via telecopier or facsimile transmission to the facsimile number listed above, provided, however, that if such communication is given via telecopier or facsimile transmission, an original counterpart of such communication shall be sent concurrently in either the manner specified in section (ii) or (iii) above and written confirmation of receipt of transmission shall be provided. Each such notice, demand or request shall be deemed to have been received upon the earlier of the actual receipt or refusal by the addressee or three (3) business days after deposit thereof at any main or branch United States post office if sent in accordance with section (ii) above, and the next business day after deposit thereof with the courier if sent pursuant to section (iii) above. The parties shall notify the other of any change in address, which notification must be at least fifteen (15) days in advance of it being effective.

Tenant agrees to give any mortgagee of Landlord which has provided a non-disturbance agreement to Tenant, notice of, and a reasonable opportunity (which shall in no event be less than thirty (30) days after written notice thereof is delivered to mortgagee as herein provided) to cure, any Landlord default hereunder; and Tenant agrees to accept such cure if effected by such mortgagee.

Notices may be given on behalf of any party by such party's legal counsel.

13.9     Time of the Essence. Time is of the essence under this Lease, and all provisions herein relating thereto shall be strictly construed.

13.10     Captions for Convenience. The headings and captions hereof are for convenience only and shall not be considered in interpreting the provisions hereof.

13.11     Severability. If any provision of this Lease shall be held invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and there shall be deemed substituted for the affected provisions a valid and enforceable provision as similar as possible to the affected provision.

13.12     Governing Law. This Lease shall be interpreted and enforced according to the laws of the state in which the Premises are located.

13.13     Entire Agreement. This Lease and any exhibits and addenda referred to herein, constitute the final and complete expression of the parties' agreements with respect to the Premises and Tenant's occupancy thereof. Each party agrees that it has not relied upon or regarded as binding any prior agreements, negotiations, representations, or understandings, whether oral or written, except as expressly set forth herein. Both parties have participated in the preparation of this Lease and in resolving any ambiguities there shall be no presumption that they are construed against the drafting party.

13.14     No Oral Amendment or Modifications. No amendment or modification of this Lease, and no approvals, consents or waivers by Landlord under this Lease, shall be valid or binding unless in writing and executed by the party to be bound.

13.15     Real Estate Brokers. Each party represents and warrants to the other that it has not dealt with any real estate broker, finder or other person with respect to this Lease in any manner except as set forth in this Section 13.15. Tenant represents and warrants that Tenant has dealt with no broker, finder, agent or other person in connection with this Lease except Jackson Corporate Real Estate, LLC (“Landlord’s Leasing Agent”) and Newmark Grubb Knight Frank (“Tenant’s Leasing Agent”). Landlord shall be responsible for paying Landlord’s Leasing Agent and Tenant’s Leasing Agent a commission pursuant to separate written agreements. Each party shall indemnify and hold the other party harmless from any and all damages resulting from claims that may be asserted against the other party by any other broker, finder or other person (including, without limitation, any substitute or replacement broker claiming to have been engaged by indemnifying party in the future), claiming to have dealt with the indemnifying party in connection with this Lease or any amendment or extension hereto, or which may result in Tenant leasing other or enlarged space from Landlord. The provisions of this Section shall survive the termination of this Lease.

13.16     Relationship of Landlord and Tenant. Nothing contained herein shall be deemed or construed as creating the relationship of principal and agent or of partnership, or of joint venture by the parties hereof, it being understood and agreed that no provision contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship other than the relationship of Landlord and Tenant.

13.17     Authority of Tenant. Each individual executing this Lease on behalf of Tenant represents and warrants that such individual is duly authorized to deliver this Lease on behalf of Tenant and that this Lease is binding upon Tenant in accordance with its terms, and agrees to document such authorization to Landlord's satisfaction if requested to do so.

13.18     Exculpation. Any provision of this Lease to the contrary notwithstanding Landlord shall have no personal liability for payment of any damages or performance of any term, provision or condition under this Lease or under any other instrument in connection with this Lease, and Tenant shall look for such payment or performance to the property, the rents, issues and profits thereof, in satisfaction of any claim, order or judgment Tenant may at any time obtain against Landlord in connection with this Lease.

13.19     Bankruptcy. Landlord and Tenant understand that, notwithstanding certain provisions to the contrary contained herein, a trustee or debtor in possession under the United States Bankruptcy Code, as amended, (the "Code") may have certain rights to assume or assign this Lease. Landlord and Tenant further understand that, in any event, pursuant to the Code, Landlord is entitled to adequate assurances of future performance of the provisions of this Lease. The parties agree that, with respect to any such assumption or assignment, the term “adequate assurance” shall include at least the following:

(a)     In order to assure Landlord that the proposed assignee will have the resources with which to pay all Rent payable pursuant to the provisions of this Lease, any proposed assignee must have, as demonstrated to Landlord’s satisfaction, a net worth (as defined in accordance with generally accepted accounting principles consistently applied) of not less than the net worth of Tenant on the Effective Date (as hereinafter defined), increased by seven percent (7%), compounded annually, for each year from the Effective Date through the date of the proposed assignment. It is understood and agreed that the financial condition and resources of Tenant were a material inducement to Landlord in entering into this Lease.

(b)     Any proposed assignee must have been engaged in the conduct of business for the five (5) years prior to any such proposed assignment, which business does not violate the Permitted Use allowed under Section 8 above and such proposed assignee shall continue to engage in the Permitted Use. It is understood that Landlord’s asset will be substantially impaired if the trustee in bankruptcy or any assignee of this Lease makes any use of the Premises other than the Permitted Use.

(c)     Any proposed assignee of this Lease must assume and agree to be personally bound by the provisions of this Lease.

13.20     No Estate in Land. This Lease shall create the relationship of landlord and tenant between the parties hereto. No estate shall pass out of Landlord. Tenant has only a usufruct not subject to levy and sale, and not assignable by Tenant except as provided for herein. Tenant’s rights to use the Premises are solely contractual.

13.21	Environmental Compliance.

(a)     Tenant's Responsibility. Tenant shall not (either with or without negligence) cause or permit the unlawful escape or release of any biologically active or other hazardous substances, or materials. Tenant shall not allow the storage or use of such substances or materials in any manner not sanctioned by law or in compliance with the highest standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought into the Building any such materials or substances except to use in the ordinary course of Tenant's business. Tenant covenants and agrees that the Premises will at all times during its use or occupancy thereof be kept and maintained so as to comply with all now existing or hereafter enacted or issued statutes, laws, rules, ordinances, orders, permits and regulations of all state, federal, local and other governmental and regulatory authorities, agencies and bodies applicable to the Premises, pertaining to environmental matters or regulating, prohibiting or otherwise having to do with asbestos and all other toxic, radioactive, or hazardous wastes or material including, but not limited to, the Federal Clean Air Act, the Federal Water Pollution Control Act, and the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as from time to time amended (all hereafter collectively called "Laws"). Tenant shall execute affidavits, representations and the like, from time to time, at Landlord's request, concerning Tenant's best knowledge and belief regarding the presence of hazardous substances or materials on the Premises.

(b)     Tenant's Liability. Tenant shall hold Landlord free, harmless, and indemnified from any penalty, fine, claim, demand, liability, cost, or charge whatsoever which Landlord shall incur, or which Landlord would otherwise incur, by reason of Tenant's failure to comply with this Section 13.21 including, but not limited to: (i) the cost of bringing the Premises into compliance with all Laws and in a non-contaminated state, the same condition as prior to occupancy; (ii) the reasonable cost of all appropriate tests and examinations of the Premises to confirm that the Premises have been brought into compliance with all Laws; and (iii) the reasonable fees and expenses of Landlord's attorneys, engineers, and consultants incurred by Landlord in enforcing and confirming compliance with this Section 13.21.

(c)     Property. For the purposes of this Section 13.21, the Premises shall include the real estate covered by this Lease; all improvements thereon; all personal property used in connection with the Premises (including that owned by Tenant); and the soil, ground water, and surface water of the Premises, if the Premises includes any ground area.

(d)     Inspections by Landlord. Landlord and its engineers, technicians, and consultants (collectively the "Auditors") may, from time to time as Landlord deems appropriate, conduct periodic tests and examinations ("Audits") of the Premises to confirm and monitor Tenant's compliance with this Section 13.21. Such Audits shall be conducted in such a manner as to minimize the interference with Tenant's Permitted Use; however in all cases, the Audits shall be of such nature and scope as shall be reasonably required by then existing technology to confirm Tenant's compliance with this Section 13.21. Tenant shall fully cooperate with Landlord and its Auditors in the conduct of such Audits. The cost of such Audits shall be paid by Landlord unless an Audit shall disclose a material failure of Tenant to comply with this Section 13.21, in which case, the cost of such Audit, and the cost of all subsequent Audits made during the Term and within thirty (30) days thereafter (not to exceed two (2) such Audits per calendar year), shall be paid for on demand by Tenant.

(e)     Landlord's Liability. Provided, however, the foregoing covenants and undertakings of Tenant contained in this Section 13.21 shall not apply to any condition or matter constituting a violation of any Law: (i) which existed prior to the commencement of Tenant's use or occupancy of the Premises; (ii) which was not caused, in whole or in part, by Tenant or Tenant's agents, employees, officers, partners, contractors or invitees; or (iii) to the extent such violation is caused by, or results from the acts or neglects of Landlord or Landlord's agents, employees, officers, partners, contractors, guests, or invitees.

(f)     Tenant's Liability After Termination of Lease. The covenants contained in this Section 13.21 shall survive the expiration or termination of this Lease, and shall continue for so long as Landlord and its successors and assigns may be subject to any expense, liability, charge, penalty, or obligation against which Tenant has agreed to indemnify Landlord under this Section 13.21.

13.22     Jury Trial Waver. Landlord and Tenant each hereby irrevocably, knowingly and voluntarily waive trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other or their successors in respect to any matter arising out of or in connection with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, and/or any claim for injury or damage, or any emergency or statutory remedy.

13.23     No Recording of Lease. This Lease may not be recorded without Landlord’s prior written consent, but Tenant agrees on request of Landlord to execute a memorandum hereof for recording purposes.

13.24     Attorneys’ Fees. In the event of any action or proceeding brought by either party against the other under this Lease, the prevailing party shall be entitled to recover court costs and the fees and disbursements of its attorneys in such action or proceeding (whether at the administrative, trial or appellate levels) in such amount as the court or administrative body may judge reasonable.

13.25     Effective Date. The Effective Date shall mean August 1, 2013.

13.26     Anti-Terrorism Statute Compliance. Tenant hereby represents and warrants to Landlord that Tenant is not: (1) in violation of any Anti-Terrorism Law; (2) conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving or any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (3) dealing in, or otherwise engaging in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224; (4) engaging in or conspiring to engage in any transaction that evades or avoids, or had the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in any Anti-Terrorism Law; or (5) a Prohibited Person, nor are any of its partners, members, managers, officers or directors a Prohibited Person. As used herein, "Antiterrorism Law" is defined as any law relating to terrorism, anti-terrorism, money laundering or anti-money laundering activities, including Executive Order No. 13224 and Title 3 of the USA Patriot Act. As used herein "Executive Order No. 13224" is defined as Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to "Blocking Property and Prohibiting Transactions With Persons Who Commit, or Support Terrorism" "Prohibited Person" is defined as (1) a person or entity that is listed in the Annex to Executive Order 13224; (ii) a person or entity with whom Tenant or Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, or (iii) a person or entity that is named as a "specially designated national and blocked person" on the most current list published by the U.S. Treasury Department Office Of Foreign Assets Control as its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other official publication of such list. "USA Patriot Act" is defined as the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001" (Public Law 107-56). Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney's fees and costs) arising from or related to any breach of the foregoing representations and warranties.

13.27     Submission of Electronic Document. In the event Landlord electronically transmits this Lease to Tenant in a digital format, then Tenant’s act of printing, executing and returning multiple originals of the Lease to Landlord, shall constitute Tenant’s representation and warranty to Landlord that Tenant has not altered or modified any of the terms set forth in the digital document transmitted by Landlord and that the original documents signed by Tenant and returned to Landlord for Landlord’s execution are identical to the document transmitted by Landlord to Tenant for Tenant’s execution. Tenant further acknowledges that Landlord is relying on the foregoing representation and warranty of Tenant in entering into this Lease. In the event Tenant breaches such representation and warranty, Landlord may exercise any remedies available to it at law or in equity, in any order it deems appropriate in its sole and absolute discretion, including but not limited to, electing to declare the Lease void ab initio.

13.28     Special Stipulations. In the event of a conflict between the provisions set forth in the body of this Lease and the provisions of the Special Stipulations set forth in Exhibit E attached hereto, if any, the terms of the Special Stipulations shall control.

13.29 Global Reasonableness Standard. Landlord acknowledges and agrees that where Landlord requires Tenant to gain approval or consent from Landlord, Landlord shall not unreasonably withhold such approval or consent to Tenant for such request unless otherwise expressly provided herein.

SIGNATURES APPEAR ON FOLLOWING PAGE

IN WITNESS WHEREOF, Landlord and Tenant have executed this lease in multiple originals, all as of the day and year first above written.

WITNESSES ___________________________________ Print:_______________________________ ___________________________________ Print:_______________________________	TENANT: IMMUCOR, INC., a Georgia corporation By: ______________________________ Name: Title:

WITNESSES ___________________________________ Print:_______________________________ ___________________________________ Print:_______________________________	LANDLORD: KENNESAW WALL I, a Delaware limited liability company By: ______________________________ Name: Title: